Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 18, 2019
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2019. For the three months ended March 31, 2019, consolidated net income was $3,104,000, or $0.38 per diluted share (EPS). This compared to consolidated net income of $2,979,000, or $0.37 EPS, for the prior quarter and $2,802,000, or $0.35 EPS, for the same period a year ago. The increase in net income compared to the first quarter of 2018 was driven by net interest margin expansion corresponding to strong earning asset growth. Net interest income decreased compared to the fourth quarter of 2018, but net income still increased due to the reduction in provision for loan losses.

Net interest income for the three months ended March 31, 2019 was $10,111,000, compared to $10,179,000 in the prior quarter and $9,117,000 for the same period a year ago. The net interest income decrease from the prior period is mainly due to two fewer days of interest accrual. Additionally, deposits and corresponding interest-earning cash balances decreased during the first quarter, as a result of the bank electing not to match competitive offerings on certain high interest rate deposit accounts. Despite these factors, average loans which are the key to sustained net interest income growth, increased during the first quarter by $25.2 million over the prior quarter.

Net interest margin for the three months ended March 31, 2019 was 4.16%, compared to 3.96% for the prior quarter and 3.80% for the same period last year. The increase comes as a result of higher yields on new loans, the positive impact that rising interest rates have had on our variable rate earning assets and the previously mentioned reduction in high-cost deposit accounts that were compressing the net interest margin.

Non-interest income was $1,275,000 for the quarter ended March 31, 2019, compared to $1,232,000 for the prior quarter and $1,332,000 for the same period last year. The increase compared to the prior quarter is mainly due to increased gains on called investment securities. The decrease compared to the first quarter of 2018, was primarily due to last year’s gain of $193,000 recorded from the sale of an OREO property, which was offset by increases in service charge and transaction fee income during the first quarter of 2019, as a result of our growing core deposit base.

Non-interest expense totaled $7,233,000 for the quarter ended March 31, 2019, compared to $6,921,000 in the previous quarter and $6,732,000 in the same quarter a year ago. The increase compared to prior periods corresponds to the expansion into Sacramento and other lending and credit administration staff additions, as well as increased general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.06 billion at March 31, 2019, a decrease of $35.8 million from December 31, 2018 and an increase of $6.3 million over March 31, 2018. Gross loans were $707.4 million at March 31, 2019, a decrease of $4.5 million over December 31, 2018, and an increase of $59.0 million over March 31, 2018. The Company’s total deposits were $938.7 million as of March 31, 2019, a decrease of $47.8 million and $16.6 million from December 31, 2018 and March 31, 2018, respectively.

“We are pleased to report our strongest first quarter earnings on record. While we acknowledge a calculated reduction in deposits, the impact to earnings will be minimal due to the high cost of funds of those accounts. As our growing relationship management teams continue their consistent efforts, we are confident in our ability to attract more and more members of the business community to our unique style of community banking,” stated Chris Courtney, President and CEO.

As of March 31, 2019, non-performing assets were $967,000 or 0.09% of total assets, compared to $920,000 or 0.08% of total assets as of December 31, 2018 and $1.3 million or 0.12% of total assets as of March 31, 2018. The decrease from the same period a year ago is the result of periodic collateral sales and subsequent payments received on non-performing loans.

The Company did not record a provision for loan losses during the first quarter of 2019 due to the decline in gross loans and sustained solid credit quality. The ratio of allowance for loan losses to gross loans increased slightly to 1.23% at March 31, 2019, compared to 1.22% at December 31, 2018 and decreased from 1.26% at March 31, 2018.

Oak Valley Bancorp operates Oak Valley Community Bank and their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop. The Sacramento – Capitol Mall Branch, which opened in 2018, is the latest addition to Oak Valley’s network.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2019	2018	2018	2018	2018

Net interest income	$10,111	$10,179	$9,944	$9,327	$9,117
Provision for loan losses	-	555	-	-	-
Non-interest income	1,275	1,232	1,137	1,011	1,332
Non-interest expense	7,233	6,921	6,820	6,905	6,732
Net income before income taxes	4,153	3,935	4,261	3,433	3,717
Provision for income taxes	1,049	956	1,096	842	915
Net income	$3,104	$2,979	$3,165	$2,591	$2,802

Earnings per common share - basic	$0.38	$0.37	$0.39	$0.32	$0.35
Earnings per common share - diluted	$0.38	$0.37	$0.39	$0.32	$0.35
Dividends paid per common share	$0.135	$-	$0.130	$-	$0.130
Return on average common equity	12.54%	12.16%	13.21%	11.18%	12.47%
Return on average assets	1.17%	1.08%	1.17%	0.99%	1.08%
Net interest margin (1)	4.16%	3.96%	3.97%	3.83%	3.80%
Efficiency ratio (2)	62.20%	58.78%	59.50%	64.20%	63.40%

Capital - Period End
Book value per common share	$12.45	$12.09	$11.67	$11.50	$11.19

Credit Quality - Period End
Nonperforming assets/ total assets	0.09%	0.08%	0.09%	0.12%	0.12%
Loan loss reserve/ gross loans	1.23%	1.22%	1.23%	1.25%	1.26%

Period End Balance Sheet
($ in thousands)
Total assets	$1,059,130	$1,094,887	$1,075,805	$1,069,600	$1,052,813
Gross loans	707,408	711,902	663,195	654,594	648,367
Nonperforming assets	967	920	920	1,310	1,310
Allowance for loan losses	8,677	8,685	8,135	8,162	8,165
Deposits	938,743	986,495	974,424	970,615	955,341
Common equity	102,218	99,038	95,666	94,145	91,595

Non-Financial Data
Full-time equivalent staff	180	178	176	175	168
Number of banking offices	17	17	17	16	16

Common Shares outstanding
Period end	8,209,750	8,194,805	8,194,255	8,183,005	8,183,005
Period average - basic	8,093,106	8,086,748	8,083,927	8,080,134	8,074,961
Period average - diluted	8,102,411	8,097,161	8,104,252	8,098,269	8,100,703

Market Ratios
Stock Price	$17.64	$18.30	$19.65	$22.87	$22.30
Price/Earnings	11.34	12.52	12.65	17.78	15.85
Price/Book	1.42	1.51	1.68	1.99	1.99

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.